EXHIBIT 99.1
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                                 PR NEWS RELEASE

Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002


FOR IMMEDIATE RELEASE:

            GATEWAY ENERGY CORPORATION ANNOUNCES NEW CREDIT FACILITY

HOUSTON, TEXAS, August 23, 2007. Gateway Energy Corporation (OTCBB: GNRG) ("Gateway") today announced that it has entered into a new $20 million secured revolving credit facility, with an original borrowing base of $2.5 million, with Western National Bank. Pursuant to the credit facility, Gateway's borrowing base may be increased from time to time by the lender, up to a maximum of $20 million. Gateway intends to use the credit facility to fund acquisitions and new projects in the midstream energy sector and for normal working capital requirements.

Robert Panico, Chief Executive Officer and President of Gateway, said "This exciting development constitutes another big step in Gateway's plan to grow through acquisitions and new projects in the midstream sector of the energy industry. Gateway has taken calculated steps to improve its creditworthiness and position itself for growth. As we continue to improve our balance sheet and strengthen cash flows, we expect to work with Western National Bank to increase our borrowing base, which will increase the level of capital available for acquisitions and broaden the scope opportunities we may pursue."

Terry Owen McCarter, Managing Director of Western National Bank, stated "We are excited about management's vision for growth and the role that Western National Bank can play to support that growth."

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and offshore Texas and in federal waters of the Gulf of Mexico.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these

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forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contacts:
At Gateway Energy
Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com

At Cameron Associates
John C. McNamara
212-554-5485
john@cameronassoc.com

At Western National Bank
www.wnbonline.com